Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-219212 and No. 333-226646, filed on July 10, 2017 and August 7, 2018, respectively) of GrowGeneration Corp. (the “Company”) of our report dated March 27, 2020, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Connolly Grady & Cha, P.C.

Certified Public Accountants

Springfield, Pennsylvania

March 27, 2020